SCHEDULE 14A INFORMATION

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Lennar Corporation

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Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

March 7, 2017

Dear Stockholder:

You are cordially invited to attend Lennar Corporation’s 2017 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 18, 2017, at 11:00 a.m. local time at our corporate office, located at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172. At the meeting, you will be asked to:

(1)	Elect ten directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.

(2)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2017.

(3)	Approve, on an advisory basis, the compensation of our named executive officers.

(4)	Approve, on an advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers.

(5)	Vote on a stockholder proposal regarding our common stock voting structure.

We will also transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 21, 2017 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 18, 2017.

Sincerely,

Mark Sustana

Secretary and General Counsel

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 7, 2017.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

i

Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

PROXY STATEMENT

Proxy Statement for Annual Meeting of Stockholders to be held on April 18, 2017

You are receiving this proxy statement because you own shares of our Class A common stock and/or Class B common stock that entitle you to vote at the 2017 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies from stockholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2017 Annual Meeting

We will hold the 2017 Annual Meeting on Tuesday, April 18, 2017, at 11:00 a.m. local time at our corporate offices located at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172.

Questions and Answers about Voting at the Annual Meeting and Related Matters

Q:	How many votes may I cast at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock and Class B common stock that you owned at the close of business on February 21, 2017, the record date. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting, and ten votes for each share of our Class B common stock held by you on all matters presented at the meeting. On the record date, 203,160,520 shares of our Class A common stock and 31,303,195 shares of our Class B common stock were outstanding and entitled to be voted at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of stockholders present to conduct business at the Annual Meeting. A majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of these shares. If your shares are held by a nominee, the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) was forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following your nominee’s instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in the materials you receive.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice of Internet Availability, which also contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your beneficial ownership as of the record date (such as a letter from your nominee confirming your beneficial ownership or a bank or brokerage firm account statement).

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 16, 2017. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following five proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect ten directors to serve a one-year term expiring at the next Annual Meeting of Stockholders.	FOR all nominees

2. To ratify the appointment of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for our fiscal year ending November 30, 2017.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

4. To approve, on an advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers, which we refer to as “Say on Frequency.”	FOR

5. To vote on a stockholder proposal regarding our common stock voting structure (“Give Each Share an Equal Vote”).	AGAINST

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any business to be presented for action at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will be able to vote your shares in their discretion on any additional matters that are properly presented for a vote at the meeting.

Q:	What is the required vote for approval of each of the proposals?

A:	Below is the required vote for approval of each of the proposals.

Proposal	Votes Required for Approval

1. Election of Directors	Plurality of the votes cast

2. Ratification of Auditors	Majority of votes cast

3. Say on Pay	Majority of votes cast

4. Say on Frequency	Majority of votes cast

5. Give Each Share an Equal Vote	Majority of votes cast

With regard to each proposal, holders of shares of our Class A common stock and Class B common stock vote together as a single class (but with different voting rights). A proposal has received a majority of the votes cast if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Proposals 3 and 4 are advisory votes, which means that while we ask stockholders to approve resolutions regarding the compensation of our named executive officers and the frequency of the vote regarding the compensation of our named executive officers, the results of those votes will not have a binding effect on us. Although the advisory votes are non-binding, our Board and the Compensation Committee will review the results of the votes and take them into account in making future determinations concerning executive compensation and the frequency of the vote regarding executive compensation. Proposal 5 is a precatory proposal, which means that it is requesting our Board take steps to ensure that all of our company’s outstanding stock has one vote per share in each voting situation. An affirmative vote will not, by itself, result in the change that is requested.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, “FOR” proposals 2, 3 and 4, and “AGAINST” proposal 5. If other matters properly come before the Annual Meeting, Stuart Miller, Bruce Gross and Mark Sustana, or any of them, will have the authority to vote your shares on those matters at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those described in this proxy statement.

Q:	What if I am a beneficial owner and I do not give my nominee voting instructions?

A:

If you are a beneficial owner and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker does not receive voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote the beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote shares absent instructions from the beneficial owner and, if not, the impact of broker non-votes on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of Auditors	Yes	Not Applicable

3. Say on Pay	No	None

4. Say on Frequency	No	None

5. Give Each Share an Equal Vote	No	None

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before the shares are voted. If you are a record owner, you will automatically revoke your proxy with regard to a matter by voting in person with regard to that matter at the Annual Meeting. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only stockholders and our invited guests can attend the Annual Meeting. To gain admittance, you must bring a form of government issued personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker confirming your ownership, and a form of government issued personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting or to vote at the meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter. Written ballots will be available at the meeting for stockholders of record and for beneficial owners who have proxies from their nominees.

Beneficial stockholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Q:	Who should I call with questions?

A:	If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, Telephone: (305) 485-2038.

I.	PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of our business. We keep directors informed of our business at meetings and through reports and analyses presented to the Board of Directors or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

Under our By-Laws, directors are elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Mr. Irving Bolotin, Mr. Steven L. Gerard, Mr. Theron I. (“Tig”) Gilliam, Mr. Sherrill W. Hudson, Mr. Sidney Lapidus, Ms. Teri P. McClure, Mr. Stuart Miller, Mr. Armando Olivera, Dr. Donna Shalala and Mr. Jeffrey Sonnenfeld for re-election, each for a one-year term that will expire at the 2018 annual meeting of stockholders, and each has consented to serve if elected.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our stockholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director, appears on the following pages.

Irving Bolotin, 84, has served as a director of our Company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our Company. Mr. Bolotin also serves with the Board of Directors of WPBT Channel 2.

Qualifications. The Board nominated Mr. Bolotin to serve as a director because of the extensive knowledge of homebuilding he obtained during the many years he was a member of our senior management.

Steven L. Gerard, 71, has served as a director of our Company since May 2000. Mr. Gerard has been the Chairman of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States, since October 2002. Mr. Gerard was appointed Chief Executive Officer and Director of CBIZ, Inc. in October 2000, and served as its CEO until his retirement in March 2016. From July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. From September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of residential, commercial and industrial wire and cable products. Prior to that, Mr. Gerard spent sixteen years in various corporate finance and banking positions at Citibank, N.A. and spent seven years at the American Stock Exchange, last serving as Vice President of its Securities Division. Mr. Gerard also serves on the Board of Directors of Joy Global, Inc. and Las Vegas Sands Corp.

Qualifications. The Board nominated Mr. Gerard to serve as a director because of his experience as the Chief Executive Officer and in other senior management positions of significant companies for many years.

Tig Gilliam, 52, has served as a director of our Company since June 2010. Mr. Gilliam has served as Chief Executive Officer of NES Global Talent, a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from

November 2013 to November 2014 and the Regional Head of North America and former member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002. Mr. Gilliam also serves on the Board of Directors of GMS, Inc.

Qualifications. The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Sherrill W. Hudson, 74, has served as a director of our Company since January 2008. Mr. Hudson has served as the Chairman of TECO Energy, Inc., an energy-related holding company, since January 2013. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. Mr. Hudson serves on the Boards of Directors of CBIZ, Inc. and United Insurance Holdings Corp, and, from 2003 until April 2015, served on the Board of Directors of Publix Supermarkets, Inc. He is also Chairman of the Florida Chapter of the National Association of Corporate Directors.

Qualifications. The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Sidney Lapidus, 79, has served as a director of our Company since April 1997, and has served as our Lead Director since 2005. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007. Mr. Lapidus also serves on the Board of Directors of Knoll, Inc., as well as a number of non-profit organizations.

Qualifications. The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly and privately owned companies.

Teri P. McClure, 53, has served as a director of our Company since June 2013. Ms. McClure is currently Chief Human Resources Officer and Senior Vice President Labor and Communications of UPS. She also serves as a member of the nine member Management Committee which is responsible for setting strategy, operating and profit plans for UPS. Ms. McClure joined UPS in 1995 and has served in various positions at the company including Chief Legal Officer, Senior Vice President of Compliance and Public Affairs, General Counsel and Corporate Secretary from 2006 to December 2015, when she assumed her current position. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications. The Board nominated Ms. McClure to serve as a director because of her experience as a senior executive of a Fortune 500 company, her operational capabilities and her business experience.

Stuart Miller, 59, has served as a director of our Company since April 1990 and has served as our Chief Executive Officer since April 1997. Mr. Miller also served as President of our Company from April 1997 to April 2011. In addition, Mr. Miller serves on the Board of Directors of Five Point Holdings, LLC.

Qualifications. The Board nominated Mr. Miller to serve as a director because he is our Chief Executive Officer and has extensive knowledge of our Company, its operations and its strategic plans.

Armando Olivera, 67, has served as a director of our Company since January 2015. Mr. Olivera was President of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the United States, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Mr. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Mr. Olivera served in a variety of management positions with the company, including Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations. Mr. Olivera also serves on the Board of Directors of Consolidated Edison, Inc. and Fluor Corporation, and previously served on the Board of Directors of AGL Resources, Inc., Florida Power & Light Company and Nicor Inc.

Qualifications. The Board nominated Mr. Olivera to serve as a director because of his experience and understanding of operations and finance as well as his strong business leadership skills.

Donna Shalala, 76, has served as a director of our company since January 2017, and previously served as a director of our company from 2001 to 2012. Since June 2001, Dr. Shalala has served as Trustee Professor of Political Science at the University of Miami, and since 2015, Dr. Shalala has served as President of the Clinton Foundation. Dr. Shalala served as President of the University of Miami from 2001 to 2015. From 1993 to 2001, Dr. Shalala served as the United States Secretary of Health and Human Services. Dr. Shalala served as Chancellor and Professor of Political Science at the University of Wisconsin — Madison from 1987 to 1993 and as President and Professor of Political Science at Hunter College from 1980 to 1987. From 1977 to 1980, Dr. Shalala served as Assistant Secretary for Policy Development and Research of the Department of Housing and Urban Development. Dr. Shalala also serves on the Board of Directors of MEDNAX, Inc.

Qualifications. The Board nominated Dr. Shalala to serve as a director because of her experience as President of a successful university, her experience as the former Secretary of the United States Department of Health and Human Services and her leadership skills.

Jeffrey Sonnenfeld, 62, has served as a director of our Company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time.

Qualifications. The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” all the director nominees.

II.	CORPORATE GOVERNANCE

Meetings

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each director is required to attend substantially all meetings of the Board. During fiscal 2016, the Board of Directors met six times. During that year, each director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which the director was serving. It is our policy to encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2016 annual meeting of stockholders attended the meeting.

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. In January 2017, our Board of Directors undertook its review of director independence. Based on this review, our Board of Directors has determined that each of Mr. Bolotin, Mr. Gerard, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera and Mr. Sonnenfeld is “independent” under the NYSE corporate governance listing standards and the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management or our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board of Directors. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of a company that supplies wallboard to Lennar as not impairing his independence. The Board also considered that NES Global Talent, where Mr. Gilliam is Chief Executive Officer, and Generation Brands, from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, but did not view these relationships as impairing Mr. Gilliam’s independence.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. In connection with our regularly scheduled Board meetings, our independent directors regularly meet in executive sessions that exclude our non-independent director and management. Mr. Lapidus presides over these executive sessions.

Board Leadership Structure

We have a Lead Director who presides over Board meetings and presides at all meetings of our independent directors. Our Board believes that arrangement works well for us because all but two of our directors (our Chief Executive Officer and Dr. Shalala, for whom independence as a director has not been determined yet) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

The Lead Director’s duties, which are listed in our By-Laws, include:

•	Presiding at all meetings of the independent directors;
•	Presiding over, and being responsible for the agenda at, all meetings of the Board of Directors, if there is no Chairman of the Board, and, at the request of the Board of Directors, presiding over meetings of stockholders;

•	Conveying recommendations of the independent directors to the Board of Directors; and
•	Serving as a liaison between the Board and management.

Board Committees

The Board has four standing Committees: the Audit Committee, the Compensation Committee, the NCG Committee and the Executive Committee. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Irving Bolotin	Member	—	Member	—
Steven L. Gerard	Member	Chair	—	—
Tig Gilliam	Member	Member	Member	—
Sherrill Hudson	Chair	Member	—	—
Sidney Lapidus(1)	—	—	—	Member
Teri P. McClure	—	Member	Member	—
Stuart Miller	—	—	—	Member
Armando Olivera	Member	—	—	—
Donna Shalala	—	—	—	—
Jeffrey Sonnenfeld	—	—	Chair	—

(1)	Lead Director of the Board.

Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at www.lennar.com, and those charters are also available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter and NCG Committee Charter on June 23, 2015 and a revised Compensation Committee Charter on October 31, 2014.

Audit Committee

Number of Meetings in fiscal 2016: 11

Responsibilities. The Audit Committee is responsible for selecting our independent auditors and overseeing the engagement of our independent auditors; pre-approving all audit and non-audit services provided to us by our independent auditors; reviewing our internal control environment, systems and performance; and overseeing the integrity of our financial statements, and our compliance with legal and regulatory requirements. The Audit Committee also discusses and reviews our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes. The Audit Committee Chairman reports on Audit Committee actions and recommendations at Board of Directors meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the enhanced independence standards for audit committee members required by the SEC, and each member is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gerard, Mr. Gilliam and Mr. Hudson meets the requirements of an audit committee financial expert under SEC rules.

Compensation Committee

Number of Meetings in fiscal 2016: 4

Responsibilities. The Compensation Committee is responsible for (i) designing our executive compensation philosophy, policies and plans, (ii) establishing salaries, targets and performance goals for annual incentive awards, terms of equity awards and other forms of compensation for our Chief Executive Officer (“CEO”), each of our senior executives and our directors and (iii) administering our equity programs, including awards under our 2007 Equity Incentive Plan, as amended (the “2007 Equity Plan”), and 2016 Equity Incentive Plan (the “2016 Equity Plan”). The 2016 Equity Plan replaced our prior equity plan, the 2007 Equity Plan, in fiscal 2016.The Compensation Committee also reviews the results of the annual advisory stockholder vote on executive compensation and considers whether to recommend adjustments to the Company’s executive compensation policies and plans as a result of such votes. In addition, the Compensation Committee establishes performance goals and certifies that the performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at Board of Directors’ meetings.

Independence. The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and meets the independence standards for Compensation Committee members established by the SEC.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. The Compensation Committee has previously engaged, and may in the future engage, F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm. During fiscal 2016, the Compensation Committee engaged F.W. Cook to perform a review of the Company’s non-employee director compensation program. The Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis — Compensation Setting Process — Role of Management,” our CEO and our President provide the Compensation Committee with (1) evaluations of each named executive officer, including themselves, (2) recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves, (3) an evaluation of the extent to which each named executive officer met his annual incentive plan target, and (4) recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive. Our CEO and our President typically attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and are generally excused from the meetings as appropriate, including for discussions regarding their own compensation.

Under the 2007 Equity Plan and the 2016 Equity Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under each plan to management (excluding awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and awards issued to any person delegated authority by the Compensation Committee). Under both the Lennar Corporation 2012 Incentive Compensation Plan and the Lennar Corporation 2016 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code).

Nominating and Corporate Governance Committee

Number of Meetings in fiscal 2016: 4

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board and Committee composition; (iii) reviewing and recommending changes to our Corporate Governance Guidelines; (iv) overseeing periodic evaluations of the Board and the Committees; and (v) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance. The NCG Committee Chairman reports on NCG Committee actions and recommendations at Board of Director meetings.

Independence. The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance listing standards.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nomination as directors suggested by management and by stockholders and others, if there were any. The NCG Committee would evaluate the suitability of any potential candidates recommended by stockholders in the same manner as other candidates recommended to the NCG Committee. The NCG Committee and the Board of Directors have determined that a director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals;
•	A history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;
•	Time availability for in-person participation and to be present at annual meetings of stockholders;
•	Willingness to demand that the Company’s officers and associates insist upon honest and ethical conduct throughout the Company;
•	Knowledge of, and experience with regard to at least some of: (i) real estate properties, loans and securities, including any lending and financing activities related thereto; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices and (vi) accounting and financial reporting; and
•	If applicable, ability to satisfy the criteria for independence established by the SEC and the NYSE, as they may be amended from time to time.

While our NCG Committee believes diversity as to race, gender and ethnicity is beneficial to the Board of Directors, and takes that into account in considering potential Board members, the NCG Committee does not have a formal policy regarding Board diversity.

The NCG Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing containing the information set forth below to the NCG Committee at the address set forth on page 50 under “Communication with Lennar’s Board of Directors”:

•	The recommending stockholder’s name and contact information;
•	The candidate’s name and contact information;
•	A brief description of the candidate’s background and qualifications;
•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;
•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and
•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the NCG Committee will consider, among other things, the appropriateness of adding another director to the Board and the candidate’s background and qualifications. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The NCG Committee will not determine whether to recommend that the Board nominate a candidate until the NCG Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the NCG Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate recommended by a stockholder, the NCG Committee will notify the recommending stockholder and the candidate of the determination.

Executive Committee

Pursuant to our By-Laws, our Board of Directors has established an Executive Committee which has the authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our Company is incorporated, and as our Board of Directors has otherwise provided. The Executive Committee took action by unanimous written consent twice during fiscal 2016.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines are available to view at our website, www.lennar.com, under the Investor Relations-Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2016, was, or ever had been, an officer or employee of Lennar. There were no transactions during the 2016 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2016 fiscal year that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Code of Business Conduct and Ethics/Related Party Transaction Policy

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all our directors, officers and employees. Its purpose is to promote our commitment to high standards for ethical business practices. The Code provides that it is our policy that our business be conducted with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. Our Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information and insider trading.

Pursuant to our Audit Committee Charter, all related person transactions as defined by SEC rules must be approved by our Audit Committee. Current SEC rules require disclosure of any transaction, arrangement or relationship in which (i) Lennar or its subsidiary is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Certain Relationships and Related Transactions

Except as described below, since December 1, 2015, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or Class B common stock or any immediate family member of such persons that are required to be described pursuant to Item 404(a) of SEC Regulation S-K.

In February 2015, Stuart Miller, our CEO, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Miller can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and under the Agreement the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business or personal business use. Mr. Miller paid our subsidiary $357,000 under the agreement for his use of the aircraft during fiscal 2016 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

In February 2015, Rick Beckwitt, our President, entered into a Time-Sharing Agreement with one of our subsidiaries, which replaced a prior agreement and provides that Mr. Beckwitt can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. The terms of that Time-Sharing Agreement are essentially the same as those in the Time-Sharing Agreement between the subsidiary and Mr. Miller, including the establishment of a prepayment fund for the cost of each flight. Mr. Beckwitt paid our subsidiary $72,000 under the agreement for his use of the aircraft during fiscal 2016.

Occasionally, a spouse or other guest may accompany Mr. Miller or Mr. Beckwitt when they are using corporate aircraft for business travel. As there is no incremental cost to Lennar for the spouse or other guest accompanying the executive on a flight, no amount has been included in the Summary Compensation Table with respect to that usage. Because there are special tax rules regarding personal use of business aircraft, Mr. Miller or Mr. Beckwitt may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

We lease charter aircraft from time to time for business-related travel for Jonathan M. Jaffe, our Chief Operating Officer (“COO”). We also permit leased aircraft to be available for personal use by Mr. Jaffe, for which he pays the Company, out of a prepayment fund established in connection with the arrangement, an amount equal to twice the cost of fuel for each flight. In fiscal 2016, Mr. Jaffe paid the Company $177,000 for his personal use of charter aircraft.

In June 2015, Jeffrey Miller, Stuart Miller’s brother, entered into an agreement with one of our subsidiaries which provides that Jeffrey Miller can sub-lease an aircraft leased by that subsidiary for personal purposes. The Company retains sole discretion to determine what flights may be scheduled, and the Company’s prior planned use of the aircraft takes precedence over Jeffrey Miller’s use. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third party charter companies. Jeffrey Miller paid our subsidiary $298,000 under the agreement for his use of the aircraft during fiscal 2016. The arrangement helps to offset the cost of the aircraft when it is not being used by the Company.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us and assigns senior members of our management to report to the Board on each of those areas of risk on a rotating basis at the regularly scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, advice of outside advisors, and review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to joint ventures, housing inventory and land supply, construction costs, quality and warranty, financial services, associate retention and human resources, legal, natural disasters and information technology, including cybersecurity, taxation, strategic investments, Rialto’s business, our multifamily business and our solar business.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board reviews. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation Related Risks

In early 2017, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we identified the following risk-limiting characteristics:

•	All material transactions, including land acquisitions, debt incurrences and joint venture relationships that may impact compensation, are reviewed by at least one independent member of our Board of Directors.
•	The payment of cash bonuses to our senior executives and other members of our senior management are based upon achievement of performance goals. While a potentially substantial amount of the compensation of our CEO, our President and our COO is tied to short-term Company performance, it is balanced by the compensation of our Chief Financial Officer (“CFO”) and our General Counsel, whose bonus targets are based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation.
•	While incentive compensation for our senior management in our Rialto segment consists of a percentage of the segment’s annual profits, all significant investment decisions regarding the Rialto segment or assets it manages must be approved by our senior corporate management.
•	A high percentage of our overall pay mix to senior management and key employees is equity based, which incentivizes efforts to generate long-term appreciation of stockholder value.
•	Equity awards to our executive officers vest over a three-year period, which mitigates against focusing on short-term returns.
•	Our Stock Ownership Guidelines require executive officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

Director Compensation

General. The Board maintains a compensation program for the non-employee directors of the Board. During fiscal 2016, the Board, with the assistance of FW Cook, performed a review of the Company’s non-employee director compensation program. Based on the review, it was determined that the Company’s total compensation per director is positioned between the 25th percentile and the median, while the Company is above the 75th percentile in size relative to peer companies. The Board reviewed data compiled by FW Cook from “large companies” (revenues between $2.5 billion and $10 billion) as well as the top 200 largest companies in the S&P 500. As a result, effective April 13, 2016, the non-employee director compensation program was revised to increase the annual director’s fee from $90,000 to $130,000. In addition, based on the broader market move away from granting stock options in favor of full-value shares, the program was revised to eliminate the annual grant of options to purchase 2,500 shares of our Class A common stock. Below is a full description of the non-employee director compensation plan under which the Board was compensated in fiscal 2016.

Annual Equity Grant. At the time of each annual meeting, each non-employee director receives a grant of 2,000 shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the grant date. Pursuant to this program, on April 13, 2016, each non-employee director at that time was granted 2,000 shares of Class A common stock, 50% of which may not be transferred until the second anniversary of the date of grant.

Retainer and Committee Fees Paid in Cash. Each non-employee director is entitled to receive an annual retainer of $90,000, which was increased to $130,000 as of April 13, 2016, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A common stock. Those who serve on our Audit Committee are paid an additional retainer of $25,000 (or $30,000 for the committee Chairman); those who serve on our Compensation Committee are paid an additional retainer of $15,000 (or $20,000 for the committee Chairman); and those who serve on our NCG Committee are paid an additional retainer of $10,000 (or $15,000 for the committee Chairman). Committee retainers are paid quarterly in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or committee meeting. Our Lead Director receives an additional $75,000 per year for his services in that capacity, paid quarterly in cash. Directors who are employees do not receive any additional compensation for their services as a director.

Compensation Deferral. A director may elect to defer payment of both the cash and stock portion of the annual and committee retainers until the year of the member’s separation from service as a director or the member’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainers is credited to the director’s deferred compensation account each quarter. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value of the number of phantom shares of Class A common stock or Class B common stock credited to the director’s account. The value of the phantom shares of Class A common stock and Class B common stock is determined by multiplying the phantom shares by the closing price of the applicable common stock on either the date of the director’s death or the date during the year of the director’s separation from service that the director sends a notice to the Company requesting the settlement of such director’s phantom share account.

For fiscal 2016, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure had elected to defer payment of both the cash and stock portions of their fees. The table below sets forth the aggregate number of phantom shares of Class A common stock and Class B common stock held by each director in their respective deferred compensation accounts at November 30, 2016:

	Aggregate Number of Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2016
Name	Class A	Class B
Irving Bolotin	-	-
Steven L. Gerard(1)	47,386	388
Tig Gilliam	21,035	-
Sherrill W. Hudson	41,852	-
Sidney Lapidus	37,431	-
Teri P. McClure	8,319	-
Armando Olivera	5,477	-
Jeffrey Sonnenfeld	36,190	-

(1)	The shares of phantom stock are shares that Mr. Gerard received prior to terminating his participation in the deferred compensation program in fiscal 2015.

The following table sets forth information regarding the compensation of our non-employee directors for fiscal 2016. Mr. Miller, our CEO, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Irving Bolotin	95,000	157,214	106	252,320
Steven L. Gerard	105,000	157,214	7,306	269,520
Tig Gilliam	110,000	157,320	2,924	270,244
Sherrill W. Hudson	105,000	157,320	6,105	268,425
Sidney Lapidus	135,000	157,320	5,397	297,717
Teri P. McClure	85,000	157,320	986	243,306
Armando Olivera	85,000	157,320	534	242,854
Jeffrey Sonnenfeld	75,000	157,320	5,249	237,569

(1)	Each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure decided to defer 100% of both the cash and stock portion of their annual and committee retainers. Pursuant to the terms of our non-employee director compensation program, these amounts were credited in the form of phantom shares of Class A common stock to such director’s deferred compensation account.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	110,000	60,000	3,832
Sherrill W. Hudson	105,000	60,000	3,718
Sidney Lapidus	135,000	60,000	4,397
Teri McClure	85,000	60,000	3,266
Armando Olivera	85,000	60,000	3,271
Jeffrey Sonnenfeld	75,000	60,000	3,040

(2)

Amount reflects (i) 50% of the annual retainer fee, or $60,000 ($11,250 for the first quarter, and $16,250 for each subsequent quarter), payable in shares of Class A common stock and (ii) the fair market value of 2,000 shares of Class A common stock granted as part of the annual equity grant. The annual equity grant award was made on April 13, 2016 to each of Messrs. Bolotin, Gerard, Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure and had a grant date fair value of $48.66 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As set forth above, each of Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure deferred receipt of the stock portion of his or her 2016 annual retainer fee.

(3)	With respect to Mr. Bolotin, the amount reflects cash in lieu of fractional shares relating to quarterly Board and committee fees paid in stock. With respect to Mr. Gerard, the amount reflects both cash in lieu of fractional shares relating to quarterly Board and committee fees paid in stock, and dividends payable on phantom shares held in the director’s deferred compensation account that he received prior to terminating his participation in the program in fiscal 2015. With respect to Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, and Ms. McClure, the amounts reflect dividends payable on phantom shares held in the director’s deferred compensation account. The deferred dividends are credited to the director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating directors’ account from deferred dividends for fiscal 2016.

Name	Dividends Deferred ($)	Phantom Shares Credited to Account from Deferred Dividends
Steven L. Gerard	7,200	161
Tig Gilliam	2,924	65
Sherrill W. Hudson	6,105	137
Sidney Lapidus	5,397	121
Teri McClure	986	22
Armando Olivera	534	12
Jeffrey Sonnenfeld	5,249	117

(4)	The table below sets forth the aggregate number of unexercised stock options for Class A common stock held at November 30, 2016 by each of our non-employee directors.

Name	Number of Shares Issuable Pursuant to Options Exercisable
Irving Bolotin	5,000
Steven L. Gerard	5,000
Tig Gilliam	5,000
Sherrill W. Hudson.	5,000
Sidney Lapidus	5,000
Teri McClure	5,000
Armando Olivera	3,075
Jeffrey Sonnenfeld	5,000

III.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, policies and plans and their objectives, our compensation-setting process, and the 2016 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation plan is in the best interests of you, our stockholders.

For fiscal 2016, our named executive officers were:

Stuart Miller	Chief Executive Officer
Rick Beckwitt	President
Jonathan M. Jaffe	Vice President and Chief Operating Officer
Bruce Gross	Vice President and Chief Financial Officer
Mark Sustana	Secretary and General Counsel

As discussed in Proposal 3 on page 43, we are conducting a Say on Pay vote that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in the discussion captioned “Executive Compensation.” In connection with that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that Lennar has provided to stockholders.

Executive Summary

We Tie Our Executives’ Compensation to Performance. We believe that one of the best methods for aligning the interests of our senior executives with those of our stockholders is to tie a significant portion of their compensation to our financial and operational performance. With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, our President and our COO, this translates into:

•	Approximately 95% of each of our CEO’s, our President’s, and our COO’s total direct compensation (base salary, annual cash incentive awards, and equity-based incentive awards) for fiscal 2016 was variable and tied directly to the financial performance of the Company;
•	Annual incentive awards of our CEO, our President and our COO are a percentage of pretax income — the metric that we believe most directly translates into stockholder value; and
•	Equity awards are earned only if the Company accomplishes financial and operational metrics, which we believe contribute to long-term growth and, upon being earned, the awards vest in three equal annual installments.

With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance, we base their annual cash incentive award targets on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures, the results of an annual internal audit evaluation and, in the case of our CFO, the pretax income of our Lennar Financial Services segment, which he oversees. The bonus each executive is awarded is based on the extent to which the executive achieves his target and the Company’s financial performance, measured by our pretax income. Equity awards are service-based and vest over three years with respect to our CFO. With respect to our General Counsel, equity awards are earned only if the Company accomplishes certain financial and operational metrics and, upon being earned, the awards vest in three equal annual installments. As a result, 87% of our CFO’s total direct compensation and 79% of our General Counsel’s total direct compensation for 2016 was performance or equity based.

We Maintain Strong Executive Compensation Policies. We maintain strong executive compensation policies to further align our executives’ interests with those of our stockholders. Specifically, we have:

•	Stock ownership guidelines. We have a minimum stock ownership requirement for all of our executive officers. All of the NEO’s significantly exceed their minimum stock ownership requirements.
•	No employment agreements. We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers and all equity grants are subject to a double trigger requirement to accelerate vesting in connection with a change of control.

2016 Compensation Reflects Exceptional 2016 Company Performance. During fiscal 2016, we achieved exceptional financial and operational performance, including:

•	Net earnings of $911.8 million – up 14%
•	Revenues of $10.9 billion – up 16%
•	Deliveries of 26,563 homes – up 9%
•	New orders of 27,372 homes – up 9%

Revenues from home sales increased 15% in the year ended November 30, 2016 to $9.6 billion from the prior fiscal year and gross margins on home sales were $2.2 billion or 23.0% in the year ended November 30, 2016. During fiscal 2016, we also had strong performances from our other business segments. Our Lennar Financial Services segment had operating earnings of $163.6 million. Our Multifamily business had operating earnings of $71.2 million in fiscal 2016, benefiting from the sale of seven completed rental properties. During the year ended November 30, 2016, the Multifamily venture received an additional $1.1 billion of equity commitments completing the fund raising for the venture and increasing its total commitments to $2.2 billion, including a $504 million co-investment commitment by Lennar. Finally, in fiscal 2016, we contributed, or obtained the right to contribute, our investment in three strategic joint ventures previously managed by FivePoint Communities in exchange for an investment in a FivePoint entity.

Compensation Setting Process

We designed our executive compensation to:

•	attract, motivate and retain highly qualified and experienced executives;
•	recognize valuable individual performance and motivate executives to maximize the Company’s short-term and long-term performance;
•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies;
•	align the interests of our executives with those of our stockholders; and
•	promote adherence to corporate governance, and company policies and values.

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our CEO and our most senior executive officers, including all the named executive officers. Its determinations regarding the compensation of our senior executive officers take into account information about compensation being paid by other homebuilders or companies engaged in other activities of the type in which we are engaged, as well as recommendations by our CEO and President (except regarding themselves) and other members of our senior management, and any other factors the Compensation Committee believes to be applicable.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to engage compensation consultants. During fiscal 2016, the Compensation Committee engaged F.W. Cook & Co., Inc., an independent management compensation consulting firm, to perform a review of the Company’s non-employee director compensation program. The Compensation Committee considered the work previously performed by FW Cook and determined that no conflicts of interest were raised and that FW Cook was independent from management.

Role of Management

Our CEO and our President provide written background and supporting materials for review at Compensation Committee meetings, attend Compensation Committee meetings at the Committee’s request, and provide information regarding, and make recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO and our President provide reviews of each executive officer’s performance and recommend compensation actions for executive officers other than themselves.

Use of Compensation Survey Data

We use compensation data regarding what we view as our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and in view of the value of particular executives to Lennar. In connection with setting fiscal 2016 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly traded homebuilders that the Compensation Committee views as our peer group (“Peer Group”), based on revenue and home closings:

Beazer Homes USA, Inc.	Meritage Homes Corporation
CalAtlantic Group, Inc.	M.D.C. Holdings, Inc.
Century Communities, Inc.	NVR, Inc.
D.R. Horton, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	Toll Brothers, Inc.
KB Home

In addition, the Compensation Committee reviewed information about compensation levels generally paid by Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s stockholder advisory vote on our executive compensation to provide useful feedback. As part of its 2016 compensation setting process, the Compensation Committee reviewed the results of the 2016 stockholder advisory vote, including the fact that approximately 93% of the votes cast were voted in favor of our executive compensation. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of the compensation packages for our named executive officers.

Compensation Plans

Our 2016 Equity Plan provides for the issuance of stock-based awards, such as options and restricted stock, to officers, directors, or associates of the Company and its subsidiaries, or individuals who provide significant services to the Company or its subsidiaries. The aggregate number of shares of Class A common stock or Class B common stock that may be subject to awards granted under the 2016 Equity Plan is 15 million shares. The 2016 Equity Plan replaced our prior equity plan, the 2007 Equity Plan. While awards may no longer be issued under the 2007 Equity Plan, the 2007 Equity Plan still governs the outstanding awards that were issued under the 2007 Equity Plan. Our 2012 Incentive Compensation Plan and 2016 Incentive Compensation Plan enable the Compensation Committee to establish performance goals for officers and other associates of the Company and its subsidiaries to determine bonuses which will be awarded on the basis of such performance goals. In April 2016, our 2016 Incentive Compensation Plan replaced our 2012 Incentive Compensation Plan.

Executive Compensation Components and 2016 Compensation Decisions

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions. Our executive compensation program currently has three components of total direct compensation: (1) base salary, (2) annual cash incentive awards, and (3) equity-based incentive awards.

Element	Description	Primary Objectives

Base Salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility and experience.

Annual Cash Incentive Award	Variable performance-based cash payment	To motivate and reward the achievement of annual financial performance.

Equity-Based Incentive Award	Performance-based restricted stock, with respect to our CEO, our President, our COO and our General Counsel. Service-based restricted stock with respect to our CFO.	To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term, as well as our short-term, performance and promote employee retention.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, our Compensation Committee believes executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of the performance objectives. The Compensation Committee believes that those executives who are responsible for growth should have the largest portion of their compensation from (i) annual cash incentive awards that are directly based on our financial performance, without a cap to motivate annual profitability and (ii) equity-based awards whose value is based on the long-term appreciation of our stock price. By comparison, those named executive officers whose responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on, among other factors, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an internal audit evaluation to avoid undue risk taking.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our Company.

How base salaries are determined. When the Compensation Committee sets the base salaries for the NEOs, it considers a number of factors, including:

•	level of experience and responsibility;
•	ability to contribute to meeting annual operating objectives;
•	level of pay required to retain the executive’s services in light of market conditions;
•	average base salary of comparable executives in our Peer Group; and
•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

When setting base salaries, the Compensation Committee does not assign a specific weight to any individual factor, or apply any specific formula as to how base salary should compare to that of similar employees of our Peer Group.

Except for the base salaries of our President and our General Counsel, the base salaries of our NEO’s have remained unchanged since 2007. The base salary of our CEO has remained unchanged since 2003.

2016 Base Salary Decisions. We did not increase the base salaries of any of our NEO’s in fiscal 2016.

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to the Company’s annual profitability. Our 2016 annual cash incentive awards were made under our 2012 Incentive Compensation Plan.

How Annual Incentive Compensation is determined.

CEO, President and COO. The cash bonus for our CEO, our President and our COO is based on a percentage of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”). Pretax Income takes into account and adjusts for goodwill charges, losses or expenses on early retirement of debt and impairment charges. The cash bonus for our CEO, our President and our COO is not capped. We believe that our executives’ pay should be linked to the performance of Lennar and that linking the annual cash bonus to Pretax Income achieves this goal. As a result, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive a cash bonus, and other years, such as more recent years when Lennar has returned to profitability, when the executives have received significant cash bonuses.

In June 2015, our Compensation Committee reviewed an analysis of the compensation Lennar paid to its senior executives compared with that paid by 11 other publicly traded homebuilding companies. This included an analysis of the fiscal year 2014 compensation paid to our CEO with that paid in fiscal 2014 to the chief executive officers of each of the 11 other homebuilding companies and with the fiscal 2014 compensation of the chief executive officers of the companies in the Fortune 500. It also included an analysis of the fiscal 2014 compensation paid to our President and to our COO compared with the compensation paid in fiscal 2014 to the persons in comparable positions by three of the homebuilding companies and the compensation paid in fiscal 2014 to the presidents of the companies in the Fortune 500. In January 2016, the Compensation Committee reviewed a comparison of the fiscal 2015 compensation of our CEO, our President and our COO, which included cash incentive bonuses equal to 1.25%, 1.15% and 1.15%, respectively, of Lennar’s fiscal 2015 pretax income, with that of the persons in similar positions at the publicly traded homebuilding company that is most nearly comparable in size with Lennar and companies in the Fortune 500. Based on its review of those analyses, the results Lennar had achieved during fiscal 2015, and the increased results Lennar was expected to achieve during fiscal 2016, the Compensation Committee decided to lower the percentages as compared to the prior year and to apply a formula for each of our CEO, our President and our COO which included cash incentive bonuses equal to 1.00%, 0.92% and 0.92%, respectively, of Lennar’s fiscal 2016 pretax income. The Compensation Committee determined that the cash incentive bonuses the officers received in fiscal 2015 was appropriate and lowered the percentages to keep their fiscal 2016 compensation in line with the prior year compensation.

CFO and General Counsel. Mr. Gross and Mr. Sustana each had the opportunity to earn a target award of 100% of base salary based on the performance criteria set forth in the table below, and to receive an additional cash bonus of up to 50% of the target award based on our achievement of between 100% and 110% of our forecasted Pretax Income of $1.32 billion for fiscal 2016 (“Business Plan”). For example, if we achieved 105% of our Business Plan, the additional cash bonus would be 25% of the target award that was earned, resulting in a total cash bonus of 125% of the executive’s base salary.

The formula for determining each of Mr. Gross’ and Mr. Sustana’s target award based on performance is set forth in the table below:

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

In addition, Mr. Gross, who oversees our Lennar Financial Services segment, had the opportunity to earn 1.00% of our Lennar Financial Services pretax income, which is the operating earnings of our Lennar Financial Services segment (“LFS Pretax Income”).

2016 Annual Incentive Compensation Decisions.

CEO, President and COO. Based on our Pretax Income of $1.34 billion, Messrs. Miller, Beckwitt and Jaffe were entitled to cash bonus payments of $13,435,580, $12,360,734 and $12,360,734, respectively.

CFO and General Counsel.

With respect to Mr. Gross, in determining the score earned for individual performance, the following were highlighted: overall contribution to strong financial and accounting controls and to the Company’s solid performance during fiscal 2016. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to strong internal control environment resulting in positive internal audit results, leadership in response to governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Mr. Gross was deemed to meet the “excellent” performance level with respect to both performance criteria. For fiscal 2016, we achieved 101.8% of our Business Plan. As a result, Mr. Gross was entitled to a cash bonus of 108.97% of his base salary, or $708,305. Based on our LFS Pretax Income of $163.6 million, Mr. Gross was entitled to $1,636,170 for that portion of the award. Accordingly, Mr. Gross received a cash bonus payment of $2,344,475 under the incentive program. In recognition of his exceptional performance during fiscal 2016, the Compensation Committee also granted an award of $180,525 to Mr. Gross. This award is separate from the 2016 target bonus incentive program.

With respect to Mr. Sustana, in determining the score earned for individual performance, the following were highlighted: successful resolution of litigation matters and legal recoveries, strong level of support provided to business units, overall contribution to the Company’s solid performance during fiscal 2016 and successful recovery of insurance claims. In determining the score earned for Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation the following were highlighted: overall contribution to control environment and creation and implementation of training systems resulting in positive internal audit results, leadership in response to legal and governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations and no one factor was material. Mr. Sustana was deemed to meet the “excellent” performance level with respect to both performance criteria. For fiscal 2016, we achieved 101.8% of our Business Plan. As a result, Mr. Sustana was entitled to a cash bonus of 108.97% of his base salary, or $490,365 under the incentive program. In recognition of his exceptional performance during fiscal 2016, the Compensation Committee also granted an award of $284,635 to Mr. Sustana. This award is separate from the 2016 target bonus incentive program.

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of restricted stock so as to align the financial interests of our senior executives with those of our stockholders. Since 2009, we have provided long-term equity incentive awards solely in the form of restricted stock, both performance-based and service-based. The Compensation Committee believes that giving equity incentives to our senior executives in the form of restricted stock also:

•	motivates our senior management to maximize our long term, as well as our short term, performance;
•	helps us attract and motivate highly qualified and experienced executives; and
•	helps retain key personnel as a result of deferred vesting.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that Lennar will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO.

During 2016, our Compensation Committee reviewed the effect that our restricted stock grant program had on our retention of our senior executives. The Committee decided that the program had provided, and continued to provide, a strong retention incentive for senior management and that, because of the “stacking” effect, a program of annual grants that vests in three annual installments provides better employee retention benefits than a grant that vests upon the grant date. The Compensation Committee also believes that restricted stock awards provide a strong retention incentive for other key associates. In 2016, the Compensation Committee decided that we should continue making grants of restricted stock to a wider group of key associates, and, with the approval of the Compensation Committee, in June 2016, the Company awarded grants of restricted stock to senior management, our Division Presidents, our key Regional managers and other key associates (270 persons). One-third of the restricted stock awarded to an associate in June 2016 will vest on each of July 2, 2017, July 2, 2018, and July 2, 2019 and unvested shares will, under most circumstances, be forfeited if the associate terminates his or her employment with us.

The number of shares of restricted stock to be awarded to members of our senior management was based upon recommendations by our CEO, our President and other members of our senior management, followed by a review by our Compensation Committee of the total compensation our senior management had received over the last five years, a comparison of their 2015 compensation with that of similarly positioned executives at the Peer Companies, a review of total potential compensation for fiscal 2016, as well as consideration of each executive’s responsibilities and expected contributions to our company. When considering the number of shares to award, the Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group.

2016 Equity Based Compensation Decisions. In June 2016, the Compensation Committee approved the following awards of restricted Class A common stock for our NEOs under the 2016 Equity Incentive Plan:

Officer	Restricted Stock Value ($)	Restricted Stock (#)
Stuart Miller	4,780,880	104,000
Rick Beckwitt	3,999,390	87,000
Jonathan M. Jaffe	2,275,515	49,500
Bruce Gross	1,838,800	40,000
Mark Sustana	873,430	19,000

CEO, President, COO and General Counsel. The equity awards granted to Messrs. Miller, Beckwitt, Jaffe and Sustana in June 2016 were performance shares which would be earned if Lennar achieved at least three of the five performance goals set forth below. The shares of restricted stock would then vest in equal installments on each of July 2, 2017, July 2, 2018 and July 2, 2019. The Compensation Committee awarded performance shares to our CEO, our President and our COO because the Committee believes that their responsibility for growing our business translates into earning equity awards only if the Company achieves financial and operational metrics which reflect growth. While in prior years, Mr. Sustana was awarded solely service-based restricted stock, the Compensation Committee determined that Mr. Sustana’s shares should also be tied to performance criteria in order to take advantage of the tax benefits resulting from his grant becoming qualified performance-based compensation deductible under Section 162(m).

The Compensation Committee set the 2016 corporate financial and operational performance goals higher than our 2015 results, except for gross margin. In addition, SG&A as a percent of homebuilding revenue replaced community count as a goal as a result of the increased focus by the Company on improving efficiencies, such as through the Company’s move away from traditional marketing channels to digital marketing. In January 2017, the Compensation Committee determined that each of the five performance goals had been achieved.

Performance Measure	November 30, 2015 Results	November 30, 2016 Performance Goals	November 30, 2016 Results	Performance Goals Achieved
Revenues for the nine months ended	$7.83 billion	$8.50 billion	$8.96 billion	Yes
Homes Deliveries for the nine months ended	19,990	20,750	21,731	Yes
Gross Margin for the nine months ended	24.2%	22.75%	23.0%	Yes
SG&A as a % of Homebuilding Revenue for the nine months ended	9.7%	9.4%	9.1%	Yes
Homebuilding Debt-to Capital Ratio as of	47.1%	Less than 45.0%	39.4%	Yes

CFO. The equity award granted to Mr. Gross in June 2016 was service-based restricted stock, which will vest in equal installments on each of July 2, 2017, July 2, 2018 and July 2, 2019. The Compensation Committee awarded service-based restricted stock to Mr. Gross because the Committee believes that his responsibility for the establishment and maintenance of strong corporate controls and regulatory compliance translates into the stability of service-based vesting.

Our 2007 Equity Plan and our 2016 Equity Plan provide that upon an officer’s or employee’s retirement, all restrictions on all restricted stock granted to the such officer or employee will immediately lapse and that restricted stock will no longer be subject to forfeiture. Retirement under our equity plans is defined as a termination of service (other than for cause) of a grantee on or after the grantee’s attainment of age 65 or on or after the grantee’s attainment of age 60 with 15 consecutive years of service with the Company. Mr. Miller will turn 60 in fiscal 2017 and, if he were to retire after reaching that age, all of his restricted stock, including the restricted stock granted in fiscal 2016, would immediately vest. Each of Mr. Beckwitt, Mr. Jaffe, Mr. Gross and Mr. Sustana will have turned 60 and have 15 years of service with the Company in fiscal 2021, 2019, 2018 and 2021, respectively, and, if any of them were to retire at that point, such officer’s restricted stock would immediately vest.

Other Benefits

Our NEOs are eligible to receive a 50% match on their 401(k) contributions up to $7,950 and $8,100 for 2016 and 2017, respectively, and participate in our active employee flexible benefits plans, which benefits are generally available to all full-time associates. Under the flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance and long-term disability coverage. We also provide certain of our executive officers with a car allowance which varies based on level, term life insurance and long-term disability insurance. The Compensation Committee believes that Lennar’s commitment to provide these employee benefits recognizes that the health and well-being of its associates contributes directly to a productive and successful work life that enhances results for Lennar and its stockholders.

Change of Control Benefits

Our equity plan provides for accelerated vesting of outstanding equity awards if there is a combination of a change of control together with certain employment termination events (i.e., a “double trigger”). A summary of potential payments relating to a change of control can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 37.

Other Compensation Practices

Executive and Director Stock Ownership Guidelines. Our Board has adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our executive officers and each member of our Board. The purposes of the guidelines are to align the interests of those executives and directors with the interests of stockholders and further promote our commitment to sound corporate governance. Under those guidelines, a person is expected to own, by a date not later than five years after the person is elected as a director or is appointed to his or her position as an executive officer, shares of our common stock with a value on that date equal to the following multiple of the person’s annual directors fee or annual base salary:

Position	Base Salary/Fee Multiple Requirement
Director	5x
Chief Executive Officer	6x
President	5x
Chief Operating Officer	5x
Chief Financial Officer	3x
Treasurer	2x
General Counsel/ Secretary	2x
Controller	2x

Until the required stock ownership level is achieved, a person is required to retain at least 50% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise. If the required level is not achieved within five years after a person is elected as a Director or appointed to his or her position as an executive officer, until the required level is achieved, the person will be required to retain 100% of the restricted shares that become vested and the shares the person acquires through exercise of stock options, other than shares sold to enable the person to pay taxes resulting from the vesting or exercise.

As of January 31, 2017, all of our named executive officers and directors were in compliance with our Stock Ownership Guidelines. As indicated in the table below, our named executive officers had stock ownership levels well above their respective ownership requirements.

NEO	Base Salary/Fee Multiple Requirement	Actual Base Salary Fee Multiple as of January 31, 2017(1)
Stuart Miller	6x	786x
Rick Beckwitt	5x	52x
Jonathan M. Jaffe	5x	21x
Bruce Gross	3x	38x
Mark Sustana	2x	14x

(1)	Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months.

Prohibition on Hedging. Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of the Company’s Class A common stock or Class B common stock.

Non-Solicitation Agreement. In connection with receiving the annual cash bonus, each of our NEO’s signs an agreement that for 12 months following termination of his employment with Lennar, he will not offer employment to any of our associates or anybody who had been an associate during the preceding 3 months, and will not encourage any of our associates to terminate his or her employment with us.

Compliance with Internal Revenue Code Section 162(m). When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a publicly-held company to deduct compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement, except for the chief financial officer. However, Section 162(m) allows deduction of qualified performance-based compensation if certain requirements are met. We generally have structured awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we can exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m).

Each of our 2007 Equity Plan, our 2016 Equity Plan, our 2012 Incentive Compensation Plan and our 2016 Incentive Compensation Plan includes lists of possible criteria that may be used as the basis for performance requirements with regard to compensation awards. The cash bonuses we have awarded to our executive officers during the last several years all have been subject to achievement of performance goals and the awards of restricted stock to Mr. Miller, Mr. Beckwitt, Mr. Jaffe and, starting in fiscal 2016, Mr. Sustana, each of whom is one of the executive officers required to be named in this proxy statement, are subject to achievement of performance goals.

2017 Compensation Program

In January 2017, the Compensation Committee decided that Messrs. Miller, Beckwitt and Jaffe would be eligible to receive cash bonuses with regard to fiscal 2017 equal to 1.00%, 0.92% and 0.92%, respectively, of our Pretax Income. Additionally, in January 2017, the Compensation Committee decided that Mr. Gross and Mr. Sustana would each have the opportunity to earn a target cash bonus of up to 100% of base salary based on the performance criteria set forth in the table below. In addition, Mr. Gross’ and Mr. Sustana’s target cash bonus could be increased by between 0% and 80% of the target cash bonus based on our achievement of certain goals as specified below, the satisfaction of which will be determined by the Compensation Committee. Additionally, Mr. Gross is eligible to receive a sum equal to 1.00% of LFS Pretax Income. Any cash bonus awarded to the NEOs may be adjusted downward in the sole discretion of the Compensation Committee.

Performance Criteria	Portion of 100% Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Target Award	100%
Additional Bonus Potential	Up to +80%

Mr. Gross:

- Exceeding Business Plan Profitability

- Amount and Success of Public Debt Raised

- Successful WCI Integration & maximizing synergies

- Establish Online Title Solution

- Successfully grow Next Gen program in Corporate and LFS

- Other Strategic Transactions

Mr. Sustana:

- Exceeding Business Plan Profitability

- Successful WCI Integration & maximizing synergies

- Tightly Managing Legal Expenses

- Successful Resolution of Large Legal Cases

(1)	Individual performance is based on an annual performance appraisal review.
(2)	Determined by the Nominating and Corporate Governance Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Steven L. Gerard, Chairperson

Tig Gilliam

Sherrill W. Hudson

Teri P. McClure

February 21, 2017

IV.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended November 30, 2016, 2015 and 2014 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers for the fiscal year ended November 30, 2016. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart Miller	2016	1,000,000	-	4,780,880	13,435,580	8,943	19,225,403
Chief Executive Officer	2015	1,000,000	-	5,096,000	11,805,133	8,560	17,909,693
	2014	1,000,000	-	4,360,720	12,540,413	8,410	17,909,543

Rick Beckwitt	2016	800,000	-	3,999,390	12,360,734	28,937	17,189,061
President	2015	800,000	-	4,263,000	10,922,090	28,560	16,013,650
	2014	800,000	-	3,647,910	11,537,180	28,410	16,013,500

Jonathan M. Jaffe	2016	800,000	-	2,275,515	12,360,734	28,942	15,465,191
Vice President and Chief	2015	800,000	-	2,425,500	11,187,215	28,560	14,441,275
Operating Officer	2014	800,000	-	2,075,535	11,537,180	77,400	14,490,115

Bruce Gross	2016	650,000	180,525(4)	1,838,800	2,344,475	17,343	5,031,143
Vice President and Chief	2015	650,000	-	1,960,000	2,206,152	16,960	4,833,112
Financial Officer	2014	650,000	129,874	1,174,040	1,546,506	16,810	3,517,230

Mark Sustana	2016	450,000	284,635(4)	873,430	490,365	8,936	2,107,366
Secretary and General	2015	450,000	32,400	931,000	642,600	8,560	2,064,560
Counsel	2014	400,000	141,461	587,020	458,539	8,410	1,595,430

(1)	The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 13 in our financial statements in our Form 10-K for the year ended November 30, 2016 filed with the SEC. Stock awards granted in 2016 to Mr. Miller, Mr. Jaffe, Mr. Beckwitt and Mr. Sustana were performance based awards, which were earned upon subsequent achievement of financial and operational metrics.

(2)	The amounts reported in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2016, 2015 and 2014. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments($)	401K Match($)	Term Life Insurance ($)	Long-Term Disability Insurance($)	Total All Other Compensation ($)
Stuart Miller	2016	-	7,950	742	251	8,943
Rick Beckwitt	2016	20,000	7,950	742	245	28,937
Jonathan M. Jaffe	2016	20,000	7,950	742	250	28,942
Bruce Gross	2016	8,400	7,950	742	251	17,343
Mark Sustana	2016	-	7,950	742	244	8,936

(4)	This amount consists of special bonuses awarded for performance in fiscal 2016 in recognition of Mr. Gross’ and Mr. Sustana’s exceptional performance. These special bonuses are separate from the bonuses awarded under the 2016 incentive program.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2016. The cash awards were granted under Lennar’s 2012 Incentive Compensation Plan and the restricted stock awards were granted under Lennar’s 2016 Equity Plan which are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)(4)		All other stock awards: Number of Shares of Stock (#)		Grant date fair value of stock awards ($)(7)
			Target($)		Maximum($)
Stuart Miller	AIC	-	13,435,580	(1)		(1)	-		-		-
	PS	6/22/16	-		-		104,000	(5)	-		4,780,880

Rick Beckwitt	AIC	-	12,360,734	(1)		(1)	-		-		-

	PS	6/22/16	-		-		87,000	(5)	-		3,999,390

Jonathan M. Jaffe	AIC	-	12,360,734	(1)		(1)	-		-		-
	PS	6/22/16	-		-		49,500	(5)	-		2,275,515

Bruce Gross	AIC	-	2,344,475	(2)		(2)	-		-		-

	RS	6/22/16	-		-		-		40,000	(6)	1,838,800

Mark Sustana	AIC	-	450,000	(3)	675,000	(3)	-		-		-
	PS	6/22/16	-		-		19,000	(5)	-		873,430

AIC – Annual Incentive Compensation

PS – Performance Shares, shares of restricted stock earned based on achievement of company-wide operational and         financial performance goals and which vest in equal installments over three years

RS – Service-Based Restricted Shares, shares of restricted stock which vest in equal installments over three years

(1)	Amounts in the Target column reflect the amounts of annual cash incentive compensation actually paid. Pursuant to the terms of their award agreements, Messrs. Miller, Beckwitt and Jaffe could receive 1.00%, 0.92% and 0.92%, respectively, of Lennar’s fiscal 2016 Pretax Income. Based on our fiscal 2016 Pretax Income, Messrs. Miller, Beckwitt and Jaffe were entitled to cash bonus payments of $13,435,580, $12,360,734 and $12,360,734, respectively. These amounts, which were paid in the first quarter of fiscal 2017, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum.

(2)	Mr. Gross had the opportunity to earn a target award of up to 100% of base salary based on personal performance, and to receive an additional cash bonus of up to 50% of the target award based on our achievement of between 100% and 110% of our forecasted Pretax Income. In addition, Mr. Gross could receive up to 1.00% of LFS Pretax Income. The amount paid to Mr. Gross with regard to fiscal 2016 was $2,344,475, and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no maximum. Mr. Gross also received a cash bonus of $180,525 that is not reflected in the table because it was not awarded under an incentive plan.

(3)	Mr. Sustana had the opportunity to earn a target award of up to 100% of base salary based on personal performance, and to receive an additional cash bonus of up to 50% of the target award based on our achievement of between 100% and 110% of our forecasted Pretax Income. The amount paid to Mr. Sustana with regard to fiscal 2016 was $490,365 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold. Mr. Sustana also received a cash bonus of $284,635 that is not reflected in the table because it was not awarded under an incentive plan.

(4)	No threshold or maximum amounts were established for the equity incentive awards for Messrs. Miller, Beckwitt, Jaffe or Sustana. See the discussion “Compensation Discussion and Analysis—Equity Based Compensation for a description of the performance goals that were required to be met for the performance shares to be earned.

(5)	The performance shares would be earned if the Company achieved at least three of five performance goals in fiscal 2016. In January 2017, the Compensation Committee determined that all five goals were achieved and therefore the performance shares were earned. The performance shares will vest in three equal annual installments on each of July 2, 2017, July 2, 2018 and July 2, 2019. Until the performance condition has been met with respect to the restricted stock, the dividends on the restricted stock are accrued but not paid, though the shares may still be voted. Once the performance condition is met, the named executive officer is paid the accrued dividends. If the performance condition were not met and the shares were forfeited, then the accrued dividends would also be forfeited. For restricted stock without a performance condition, the named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(6)	The shares of restricted stock granted to the named executive officer will vest in three equal annual installments on each of July 2, 2017, July 2, 2018 and July 2, 2019. The named executive officer is entitled to the dividends on, and can vote, his unvested shares.

(7)	The grant date fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718, based on the closing price of our Class A common stock on the date of grant, which was $45.97 on June 22, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of restricted Class A common stock held by each named executive officer at the end of the fiscal year ended November 30, 2016. Each grant of restricted stock is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested($)(4)
Stuart Miller	7/2/2014	34,667	(1)	1,474,734
	6/23/2015	69,334	(2)	2,949,468
	6/22/2016	104,000	(3)	4,424,160

		208,001		8,848,362

Rick Beckwitt	7/2/2014	29,000	(1)	1,233,660
	6/23/2015	58,000	(2)	2,467,320
	6/22/2016	87,000	(3)	3,700,980

		174,000		7,401,960

Jonathan M. Jaffe	7/2/2014	16,500	(1)	701,910
	6/23/2015	33,000	(2)	1,403,820
	6/22/2016	49,500	(3)	2,105,730

		99,000		4,211,460

Bruce Gross	7/2/2014	9,334	(1)	397,068
	6/23/2015	26,667	(2)	1,134,414
	6/22/2016	40,000	(3)	1,701,600

		76,001		3,233,082

Mark Sustana	7/2/2014	4,667	(1)	198,534
	6/23/2015	12,667	(2)	538,854
	6/22/2016	19,000	(3)	808,260

		36,334		1,545,648

(1)	The restricted stock will vest on July 2, 2017.

(2)	The restricted stock will vest in two equal installments on July 2, 2017 and July 2, 2018.

(3)	The restricted stock will vest in three equal installments on July 2, 2017, July 2, 2018 and July 2, 2019.

(4)	The market value of the restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 30, 2016, which was $42.54, by the number of shares of restricted stock.

Option Exercises and Stock Vested

The following table provides information concerning vesting of restricted Class A common stock and the value realized on such vesting of restricted stock on an aggregated basis during the fiscal year ended November 30, 2016 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stuart Miller	109,333	5,075,238
Rick Beckwitt	91,334	4,239,724
Jonathan M. Jaffe	52,000	2,413,840
Bruce Gross	33,440	1,552,285
Mark Sustana	16,257	754,650

(1)	Of these amounts, shares were withheld to cover tax withholding obligations as follows: Mr. Miller, 45,866 shares; Mr. Beckwitt, 38,316 shares; Mr. Jaffe, 27,135 shares; Mr. Gross, 14,030 shares; and Mr. Sustana, 5,656 shares.

(2)	Calculated based on the closing market price of Lennar’s Class A common stock the day before the vesting date, July 1, 2016 ($46.42), because the vesting date, July 2, 2016, was not a business day.

Potential Payments Upon Termination or Change-in-Control

Our executive officers do not have employment agreements. Consequently the only payments and benefits that our officers would receive upon a change in control would be the benefit resulting from the acceleration of the vesting of their restricted stock.

Pursuant to the 2007 Equity Plan and the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates his employment with Lennar for Good Reason. The value of this acceleration if it had occurred on November 30, 2016 is set forth in the table below:

Name	Value of Acceleration as of November 30, 2016 ($)(1)
Stuart Miller	8,848,362
Rick Beckwitt	7,401,960
Jonathan M. Jaffe	4,211,460
Bruce Gross	3,233,082
Mark Sustana	1,545,648

(1)	The value of the accelerated restricted stock is calculated by multiplying the closing price of Lennar’s Class A common stock on November 30, 2016 ($42.54) by the number of shares of unvested restricted stock as of November 30, 2016.

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below, and are substantially similar to the same definitions in the 2007 Equity Plan.

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act) (a “Group”), other than a transaction with a majority owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of the Company; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the plan and whose election was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of the participant’s employment agreement (if any) with the Company or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the participant; (vii) illegal act detrimental to the Company or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of the participant’s business time and efforts to the Company if required by the terms of the participant’s employment; or (ix) violation of any rule or policy of the Company that states that violations may result in termination of employment; provided, however, that, if at any particular time the participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning with respect to the participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of the Company or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the participant’s benefits under the employee benefit plans, programs and policies in which the participant participates; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by the Company or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

V.	PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed D&T to continue to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2017 and the Board has directed that management submit the selection of D&T as Lennar’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board is submitting the selection of D&T to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2016 and 2015 were as follows:

	Years ended November 30,
Services Provided	2016	2015
Audit Fees(1)	$3,506,000	$3,661,000
Audit-Related Fees(2)	502,000	401,000
Tax Fees(3)	392,000	619,000

Total	$4,400,000	$4,681,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), and (ii) reviews of our quarterly financial statements (Forms 10-Q).

(2)	These professional services included fees associated with (i) assistance in understanding and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, (iii) consents to our registration statements filed, (iv) review of documents relating to our debt offerings for Lennar Corporation, including the preparation of comfort letters and (v) professional services related to the audit of Rialto Holdings, LLC.

(3)	These professional services include fees associated with tax planning, tax compliance services and tax return preparation.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the

Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2016.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of D&T as our independent registered public accounting firm for the 2017 fiscal year.

Audit Committee Report

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2016 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2016, management undertook the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2017.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No.16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2016 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chairperson

Irving Bolotin

Steven L. Gerard

Tig Gilliam

Armando Olivera

February 21, 2017

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, or any future filings that might incorporate this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report may not be incorporated by reference to this proxy statement.

VI.	PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires us to provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2016 annual meeting, approximately 93% of the votes cast supported the Say on Pay proposal. At the 2017 Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the 2016 compensation of our named executive officers as disclosed in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures on pages 19 to 38. We believe that the success of our Company is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to enable us to retain, motivate and recruit high-quality, experienced executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•	With respect to our three named executive officers whose responsibilities are to grow our business, our CEO, our President and our COO, approximately 95% of their 2016 total direct compensation (base salary, annual cash incentive awards, and equity-based incentive award) was variable and tied directly to the financial performance of the Company.

•	With respect to our other two named executive officers, our CFO and our General Counsel, whose principal responsibilities are the establishment and maintenance of strong corporate controls and regulatory compliance, we based their 2016 annual cash incentive awards on their individual performance, the performance of the Company in its adherence to corporate governance, policies and procedures and the results of an annual internal audit evaluation. Our CFO and our General Counsel were entitled to an additional cash bonus of up to 50% of their target awards based on our actual Pretax Income as compared with our forecasted Pretax Income. Our CFO also receives a bonus based on the pretax income of our Lennar Financial Services segment.

•	For all of our NEO’s, we provide a balance of short-term and long-term compensation: our annual cash incentive bonus rewards the accomplishment of annual goals, while our equity grants focus our executives’ financial interests on the long-term appreciation of our Class A common stock.

In addition, we maintain strong corporate governance practices regarding executive compensation:

•	Our executive officers do not have employment agreements, which gives the Compensation Committee the flexibility to change the components of our executive compensation program based on market and economic conditions.

•	We have adopted stock ownership guidelines that promote continued alignment of our executives’ interests with those of our stockholders and discourage excessive risk taking to achieve short-term gains.

On the basis of the information in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 19 to 38 of this proxy statement, we are requesting that our stockholders vote on the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2017 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

VII.	PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires us to provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, on whether the advisory vote on executive compensation should occur every one year, two years or three years. You have the option to vote for any of the three options, or to abstain from casting a vote.

The Board believes that a frequency of “every one year” for the vote on executive compensation is the best approach for Lennar. Since 2011, Lennar has been providing its stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers. We believe that an annual vote cycle allows stockholders to provide, on a regular basis, input on our compensation program design.

The vote that is the subject of this Proposal will not be binding upon us or upon our Board. Accordingly, even if a majority of the votes cast by our stockholders are cast in favor of having votes on executive officer compensation be less frequent than every one year, our Board will not necessarily cause us to reduce the frequency of those votes. Nonetheless, if the vote on how frequently the stockholders should vote on executive compensation indicates a clear stockholder preference for voting less frequently than every one year, the Board would consider that in deciding whether to change its decision to have a vote on executive officer compensation every one year.

RESOLVED, that the stockholders of Lennar determine, on a non-binding, advisory basis, that the frequency with which the stockholders of Lennar shall have a non-binding, advisory vote on the compensation of Lennar’s named executive officers should be:

Choice 1 - every three years;
Choice 2 - every two years;
Choice 3 - every one year; or
Choice 4 - abstain from voting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” having an advisory vote on executive compensation every one year.

VIII.	PROPOSAL 5 — GIVE EACH SHARE AN EQUAL VOTE

We have received the following stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock until after the date of the Meeting. We have copied the text of the proposal (including title and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. Following the proposal we provide the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 5 — Give Each Share An Equal Vote

RESOLVED: Shareholders request that our Board take steps to ensure that all of our company’s outstanding stock has one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 10-votes per share compared to one-vote per share for other shareholders. Without an equal voice, shareholders cannot hold management accountable.

The 2016 edition of this proposal topic won 158 million yes-votes at our company. Also, the 2016 proposal on this topic, submitted to Ford Motor, won the all-time highest support for any Ford shareholder proposal—1.7 Billion yes-votes.

Please vote to protect shareholder value:

Give Each Share An Equal Vote — Proposal 5

Board’s Statement in Opposition to Stockholder Proposal

The Board opposes the proposal. The only difference between our two classes of common stock is that the Class A common stock has one vote per share while the Class B common stock has ten votes per share. This dual class voting structure has twice been approved by our stockholders—once in 1987 when they initially authorized us to issue multiple voting Class B common stock, and again in 2003 when they approved an increase in the number of shares of Class B common stock we could issue and changes to the terms of the Class B common stock that enabled it to be listed on the New York Stock Exchange. The Board originally believed this voting structure had value, and our Board continues to believe this voting structure benefits Lennar.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “AGAINST” this proposal.

IX.	SECURITY OWNERSHIP

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 21, 2017 for (1) each of our current Directors, (2) each of our “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. As of February 21, 2017, we had 203,160,520 shares of Class A common stock and 31,303,195 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number Of Shares Beneficially Owned (1) (2)	Percent Of Class	Number Of Shares Beneficially Owned (3)	Percent Of Class
Rick Beckwitt	1,110,679	*	-	*
Irving Bolotin	29,283	*	3,334	*
Steven L. Gerard	35,432	*	850	*
Tig Gilliam	22,119	*	-	*
Bruce Gross	582,884	*	60,582	*
Sherrill W. Hudson	28,000	*	5,000	*
Jonathan M. Jaffe	531,805	*	37,825	*
Sidney Lapidus	128,159	*	39,996	*
Teri McClure	14,253	*	-	*
Stuart Miller(4)	1,462,596	*	21,408,132	68.4%
Armando Olivera	7,535	*	-	*
Donna Shalala	3,651	*	-	*
Jeffrey Sonnenfeld	32,572	*	-	*
Mark Sustana	178,345	*	-	*
All current directors and executive officers as a group (16 persons)(5)	4,524,407	2.2%	21,563,678	68.9%

* Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 700 NW 107th Avenue, Miami, Florida 33172. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person pursuant to options that are exercisable within 60 days after February 21, 2017 are deemed outstanding for purposes of determining the total number of outstanding shares held by such person but are not deemed outstanding for the purpose of determining the percentage of our outstanding shares held by any other stockholders. The table below sets forth the name of each director and the number of shares of Class A common stock issuable pursuant to such director’s exercisable options.

Name	Number of Shares Issuable Pursuant to Options Exercisable
Irving Bolotin	5,000
Steven L. Gerard	2,500
Tig Gilliam	5,000
Sherrill W. Hudson.	5,000
Sidney Lapidus	5,000
Teri McClure	5,000
Armando Olivera	3,075
Jeffrey Sonnenfeld	5,000

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 17,382 shares held in family trusts; Mr. Bolotin, 8,125 shares held in a GRAT; Mr. Gross, 225,000 shares held in family trusts and 1,737 shares held in trust for a child; Mr. Jaffe, 387,623 shares held in a family trust, 2,591 shares held in an ESOP and 93,329 shares held by the Jaffe Family Foundation; Mr. Lapidus, 26,893 shares held in a GRAT; and Mr. Miller, 18,825 held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Beckwitt, 800,000 shares; Mr. Gross, 125,601 shares; Mr. Jaffe, 359,496 shares; Mr. Miller, 903,400 shares; and Mr. Sustana, 142,011 shares.

(3)	Includes shares held through a trust or an ESOP, as follows: Mr. Gross, 10,000 shares held in trust for a child; Mr. Jaffe, 37,560 shares held in a family trust and 265 shares held in an ESOP, and Mr. Miller, 1,926 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Gross, 46,292 shares; and Mr. Miller, 97,630 shares.

(4)	Mr. Miller has shared voting and investment power with respect to 332,370 shares of Class A common stock reflected in the table, of which 36,850 are held in a family trust, and 295,520 are held in charitable family foundations. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.

(5)	Includes 357,094 shares of Class A common stock and 7,959 shares of Class B common stock held by two executive officers who are not NEO’s. Of those shares, one executive officer holds 6,950 shares of Class A common stock and 6,750 shares of Class B common stock in trust for minor children.

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 21, 2017, Mr. Miller had the power to cast 215,543,916 votes, which is 41.8% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock, and all of our directors and executive officers as a group had the power to cast 220,161,187 votes, which is 42.7% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock.

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 21, 2017 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership	Percent Of Class(1)
Stuart A. Miller 700 Northwest 107th Avenue Miami, FL 33172	Class B Common Stock	21,408,132(2)	68.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	18,206,222(3)	9.0%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A Common Stock	15,788,239(4)	7.8%

Eminence Capital, LP 65 East 55th Street New York, NY 10022	Class A Common Stock	10,180,202(5)	5.0%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 21, 2017

(2)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.

(3)	Based on Amendment No. 4 to the stockholder’s Schedule 13G filed on February 10, 2017. The stockholder has sole voting power with respect to 300,534 shares, sole dispositive power with respect to 17,870,750 shares, shared voting power with respect to 34,912 shares and shared dispositive power with respect to 335,472 shares.

(4)	Based on Amendment No. 8 to the stockholder’s Schedule 13G filed on January 25, 2017. The stockholder has sole voting power with respect to 14,019,744 shares and sole dispositive power with respect to 15,788,239 shares.

(5)	Based on Schedule 13G filed on January 13, 2017. Eminence Capital, LP has shared voting and shared dispositive power with respect to 10,180,202 shares. Eminence GP, LLC has shared voting and shared dispositive power with respect to 8,212,235 shares. Ricky C. Sandler has shared voting and shared dispositive power with respect to 10,180,202 shares. Mr. Sandler is the Chief Executive Officer of Eminence Capital, LP and the Managing Member of Eminence GP, LLC.

X.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of our Class A common stock and Class B common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations by our directors and officers that no other reports by them were required, we believe that, during the 2016 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that due to administrative error, Mr. Bolotin’s Section 16 reports did not timely report the sale to Mr. Bolotin’s daughters for estate planning purposes of interests in a limited partnership owned by Mr. Bolotin that holds 63,274 shares of Class A common stock and 11,954 shares of Class B common stock.

Stockholder Proposals for 2018 Annual Meeting

Stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2018 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is November 7, 2017. Additionally, pursuant to our By-Laws, Lennar must receive notice of any stockholder proposal, including the nomination of any stockholder candidates for the Board, to be submitted at the 2018 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than December 19, 2017 and no later than January 18, 2018. Our By-Laws and our NCG Committee Charter set forth the information that is required in a written notice of a stockholder proposal.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We will reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

Communication with Lennar’s Board of Directors

Anyone who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in a particular communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our associates to maintain the highest level of integrity in their dealings on behalf of our Company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, associates, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct or related matters can be submitted by stockholders, associates, customers and any other interested persons, and concerns regarding questionable accounting or auditing matters can be submitted by associates, confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

By email to:	lennar@tnwinc.com
By telephone to:	1-800-503-1531
By mail addressed to:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted by anyone to the non-management directors of our Board of Directors in the following manner:

By email to:	feedback@lennar.com
By telephone to:	1-800-503-1534

All communications will automatically be submitted to our Lead Director, who will distribute such communications.

Available Information

We maintain an internet website at www.lennar.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Business Conduct and Ethics, can be found in the Investor Relations-Corporate Governance section of our website at www.lennar.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the fiscal 2016 Form 10-K as filed with the SEC, including the financial statements and schedules included in it, but not the exhibits. In addition, that report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at www.lennar.com. A request for a copy of the report should be directed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations. A copy of any exhibit to the fiscal 2016 Form 10-K will be forwarded following receipt of a written request with respect to it addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice of Internet Availability containing instructions on how to access our proxy statement and annual report online on or about March 7, 2017. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability contains instructions on how to obtain a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Internet Availability, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice of Internet Availability for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 30170 College Station, TX 77842, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879.

If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice of Internet Availability in the future, please contact Computershare as indicated above. Beneficial stockholders can request information about householding from their nominees.

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 700 N.W. 107TH AVENUE MIAMI, FL 33172

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18695-P85732 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENNAR CORPORATION			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors
Elect ten directors to serve a one-year term expiring at the 2018 Annual Meeting of Stockholders.
01) Irving Bolotin 06) Teri P. McClure
02) Steven L. Gerard 07) Stuart Miller
03) Theron I. “Tig” Gilliam 08) Armando Olivera
04) Sherrill W. Hudson 09) Donna Shalala
05) Sidney Lapidus 10) Jeffrey Sonnenfeld

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Lennar’s independent registered public accounting firm for the fiscal year ending November 30, 2017.							☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of Lennar’s named executive officers.							☐	☐	☐

The Board of Directors recommends you vote for the ONE YEAR option in proposal 4:							1 Year	2 Years	3 Years	Abstain

4.	Approval, on an advisory basis, of the frequency of the stockholder vote on the compensation of Lennar’s named executive officers.						☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5:								For	Against	Abstain

5.	Approval of a stockholder proposal regarding our common stock voting structure.							☐	☐	☐

For address change/comments, mark here (see reverse for instructions).					☐	NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign your name exactly as it appears above. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E18696-P85732

LENNAR CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION ANNUAL MEETING OF STOCKHOLDERS ON APRIL 18, 2017

The undersigned appoint(s) Stuart Miller, Bruce Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Tuesday, April 18, 2017 at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172, and any adjournment or postponement of that meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR THE ONE YEAR OPTION IN PROPOSAL 4, AND AGAINST PROPOSAL 5, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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